    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 1995

                                                       REGISTRATION NO. 33-85348
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                                 CHATTEM, INC.
             (Exact name of registrant as specified in its charter)

           TENNESSEE                                         62-0156300
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                          Identification No.)

                             1715 WEST 38TH STREET
                          CHATTANOOGA, TENNESSEE 37409
                                 (615) 821-4571
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------

                                   ZAN GUERRY
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 CHATTEM, INC.
                             1715 WEST 38TH STREET
                          CHATTANOOGA, TENNESSEE 37409
                                 (615) 821-4571
                 (Name, address, zip code and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                         A. Alexander Taylor, II, Esq.
                                Miller & Martin
                            1000 Volunteer Building
                               832 Georgia Avenue
                          Chattanooga, Tennessee 37402
                                 (615) 756-6600
                              -------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.
                              -------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 7, 1995


PROSPECTUS

                                     [LOGO]

                         417,182 SHARES OF COMMON STOCK

                                  ------------

    This Prospectus relates to 417,182 shares of Common Stock of Chattem, Inc., a Tennessee corporation (the "Company"), issuable upon exercise of outstanding warrants (the "Warrants") previously issued by the Company in a private placement of 75,000 Units (the "Units") consisting of $75,000,000 principal amount of the Company's 12.75% Series A Senior Subordinated Notes due 2004 (the "Old Notes") and the Warrants to Kidder, Peabody & Co. Incorporated (the "Initial Purchaser") on June 17, 1994. The Company, on September 19, 1994, completed an exchange offer (the "Exchange Offer"), in which $75,000,000 principal amount of its 12.75% Series B Senior Subordinated Notes due 2004 (the "Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement on Form S-2 filed August 4, 1994, were issued in exchange for the outstanding Old Notes. The Common Stock issuable pursuant to the Warrants is being offered hereunder in order to satisfy the obligations of the Company under the Warrant Registration Rights Agreement dated as of June 17, 1994 entered into with the Initial Purchaser. All expenses of the registration of the Common Stock will be borne by the Company.

    Each  Warrant  entitles  the holder  thereof  to purchase  from  the Company
5.56242 shares of Common Stock at an exercise price of $7.15 per share. The exercise price and the number of shares of Common Stock for which a Warrant may be exercised are subject to adjustment under certain circumstances. The Warrants entitle the holders thereof to purchase in the aggregate approximately 5% of the outstanding Common Stock on a fully diluted basis as of the date of the issuance of the Warrants.

    The Company's Common Stock is included on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "CHTT."

                              -------------------

    SEE "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

                              -------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS  THE
       SECURITIES  AND EXCHANGE  COMMISSION OR  ANY STATE SECURITIES
            COMMISSION PASSED UPON THE  ACCURACY OR ADEQUACY  OF
                THIS  PROSPECTUS. ANY REPRESENTATION TO THE
                          CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS FEBRUARY   , 1995

CHATTEM
OUR FAMILY OF CONSUMER BRANDS
[PHOTOGRAPH OF THE COMPANY'S PRIMARY CONSUMER PRODUCTS PACKAGED FOR RETAIL SALE]

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act, for the registration of the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549-1004, and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and New York
Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. The Company's common stock is listed on the National Association of Securities Dealers Inc.'s Automated Quotation System National Market System under the symbol "CHTT."

    Pursuant to the Warrant Registration Rights Agreement, so long as any of the Warrants are outstanding, whether or not the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company is obligated to submit for filing with the Commission the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) if the Company were subject to such reporting requirements.

    In addition, so long as any of the Warrants remain outstanding and during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company has agreed to make available to any prospective purchaser of the Warrants or beneficial owner of the Warrants in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act. The Company has agreed to keep this Registration Statement effective for a period of not less than five years and, in certain instances, to amend and/or supplement the Prospectus, as necessary to permit resales.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Company's Annual Report on Form 10-K for the year ended November 30, 1993, its Quarterly Reports on Form 10-Q for the quarters ended February 28, 1994, May 31, 1994 and August 31, 1994, its Current Reports on Form 8-K dated May 12, 1994 and June 23, 1994 and its final prospectus included in Amendment No. 1 to Registration Statement on Form S-2 (File No. 33-80770) dated August 4, 1994, which have been filed by the Company with the Commission, are incorporated by reference herein. All documents filed by the Company pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Prospectus and prior to termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is inconsistent with a statement contained herein. Any statement as so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

    The Company will provide, without charge, upon written or oral request, to each person to whom a copy of this Prospectus is delivered, a copy of any documents incorporated by reference herein (other than exhibits to such document, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to the Company's principal executive offices at 1715 West 38th Street, Chattanooga, Tennessee 37409, Attention: Robert E. Bosworth; telephone number (615) 821-4571.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" SHALL MEAN CHATTEM, INC. AND ITS CONSOLIDATED SUBSIDIARIES, UNLESS THE CONTEXT OTHERWISE REQUIRES.

                                  THE COMPANY

    The Company is a diversified manufacturer and marketer of consumer products and specialty chemicals. Through its consumer products division, the Company manufactures and markets branded over-the-counter ("OTC") pharmaceuticals, such as FLEX- ALL 454-Registered Trademark-, ICY HOT-Registered Trademark-, PAMPRIN-Registered Trademark-, PREMSYN PMS-Registered Trademark- and NORWICH-Registered Trademark- aspirin, and functional toiletries and cosmetics, including CORN SILK-Registered Trademark-, BULLFROG-Registered Trademark-, ULTRASWIM-Registered Trademark-, SUN-IN-Registered Trademark- and MUDD-Registered Trademark-. The Company's specialty chemicals division develops, manufactures and sells value-added specialty chemicals, such as aluminum hydroxides, aluminum derivatives and glycine, to selected industries, including the pharmaceutical and printing ink industries.

    The objective of the Company's consumer products division is to offer high quality brand name products in niche market segments in which the Company's products can be among the market leaders. The Company strives to achieve its objective by identifying brands with favorable demographic appeal, being flexible in modifying products and promotions in response to changing consumer demands and developing creative and cost-effective marketing and advertising programs. The Company manufactures substantially all of its consumer products.

    The Company anticipates that its consumer products division will continue to expand through a combination of brand acquisitions and internal growth. Between 1986 and 1991, the Company acquired five brands, two of which are FLEX-ALL 454 and ICY HOT, which place the Company as the market leader in the topical analgesic market. Other brands acquired during this period include NORWICH, BULLFROG and ULTRASWIM. The Company's acquisition strategy is to identify brands that are embryonic or have unrealized potential, which can complement existing brands, and which can be among the leaders in attractive niche market segments. Since 1991, the Company has relied on internal growth with programs designed to capitalize on the value of existing brands and product line extensions such as Maximum Strength FLEX-ALL 454-Registered Trademark- introduced in 1993.

    The objective of the Company's specialty chemicals division is to develop, manufacture and sell value-added specialty chemicals to selected industry segments in which the Company is or can be among the market leaders and a high value provider. Products supplied by the Company's specialty chemicals division are generally essential elements of a customer's manufacturing process but represent only a relatively small portion of the customer's overall cost in the process. The Company believes its specialty chemicals division can capitalize on its technical strength and strong customer relationships to expand through the development of new products and the application of existing products to new uses.

                              RECENT DEVELOPMENTS

    On June 11, 1993, the Company paid a special cash dividend ("Special Dividend") of $20.00 per share to holders of its common stock. In connection with the payment of the Special Dividend, the Company borrowed approximately $97.0 million under a $100.0 million senior secured bank agreement consisting of a $75 million term loan facility divided into a $63 million facility with a 6.1875% interest rate at November 30, 1993 and a $12 million facility with a 6.9735% interest rate at November 30, 1993 and a $25 million revolving credit facility with a 6.035% weighted average interest rate at November 30, 1993 ("Old Credit Agreement"), which was repaid in full with the net proceeds from the issuance of the Units together with a portion of the proceeds from a new $55.0 million revolving credit facility ("New Credit Agreement"). The financing of the Special Dividend resulted in a substantial increase in the Company's total indebtedness. See "Recent Developments".

    On May 12, 1994, the Company acquired Benzodent-Registered Trademark-, a topical oral analgesic, from The Procter & Gamble Company. The Benzodent business acquired consisted principally of trademarks and finished product inventories. Benzodent, a denture analgesic cream in an adhesive base, expands the Company's current specialty analgesic presence by complementing FLEX-ALL 454 and ICY HOT in the topical analgesics market and PAMPRIN and PREMSYN PMS in the menstrual analgesics category. The Company financed the purchase of Benzodent with borrowings under its Old Credit Agreement.

    On June 17, 1994, the Company acquired a license to the pHisoDerm-Registered Trademark- trademark in the United States, Canada and Puerto Rico (the "Territory"), together with certain other pHisoDerm related assets from Sterling Winthrop Inc. ("Sterling"). pHisoDerm is a unique line of specialty skin cleansers with annual sales in the Territory in excess of $10.0 million. Sterling retained certain hospital and other institutional pHisoDerm sales in the Territory, the related pHisohex product line and all pHiso businesses outside the Territory. The purchase price for the license of the pHisoDerm in the Territory and the other assets was $16.0 million. If net sales of pHisoDerm products in the United States only exceed (i) $10.0 million for the 12-month period beginning July 1, 1994 and ending June 30, 1995 or (ii) $11.0 million for either of the 12-month periods beginning July 1, 1995 and July 1, 1996, respectively, and ending June 30, 1996 and June 30, 1997, respectively, then within 45 days after the end of the applicable 12-month period with respect to which the applicable net sales threshold specified in (i) or (ii) above has been exceeded, the Company will pay Sterling $1.0 million for such year.

    Despite the high level of consumer awareness and broad distribution of Benzodent and pHisoDerm, sales of each product have declined over the past three years. The Company believes that this decline with respect to pHisoDerm sales is primarily attributable to the decision by Sterling to cease all advertising for pHisoDerm since 1991. In 1993, Benzodent and pHisoDerm had strong operating margins and market positions despite the relative lack of advertising and promotion expenditures by their owners. The Company intends to increase spending on advertising and promotion in an effort to increase each brand's sales and market share.

    Also on June 17, 1994, the Company sold the Units consisting of $75.0 million aggregate principal amount of the Old Notes, issued at an original issue discount of 98.623% of principal amount, with the Warrants to purchase 417,182 shares of Company common stock at $7.15 per share to the Initial Purchaser and entered into the New Credit Agreement. The last reported sales price on the day prior to the issuance of the Warrants was $6.50 per share. The New Credit Agreement includes a $20.0 million term loan with a 8.000% interest rate at November 30, 1994, a $22.5 million working capital facility with a 8.300% weighted average interest rate at November 30, 1994 and a $12.5 million facility for future acquisitions, with respect to which no funds were borrowed at November 30, 1994. The proceeds of the financings were used to fund the pHisoDerm acquisition and repay all existing indebtedness under the Old Credit Agreement, and will be used for working capital and to make additional acquisitions.

    On September 19, 1994, the Company completed the Exchange Offer in which the Notes, which were registered under the Securities Act, were issued in exchange for the Old Notes.

                                   THE OFFERING

Securities Offered................  Up  to 417,182 shares of the Company's Common Stock, all of which are  being offered by  the Company pursuant  to
                                    the  exercise of  the Warrants  at an  exercise price of
                                    $7.15 per share.

Registration Rights Agreement.....  Pursuant to a purchase agreement dated June 10, 1994, by and between  the Company  and its  subsidiaries and  the
                                    Initial   Purchaser  (the   "Purchase  Agreement"),  the
                                    Company and the Initial Purchaser entered into a Warrant
                                    Registration Rights Agreement dated as of June 17,  1994
                                    (the  "Registration Rights Agreement"), which grants the
                                    holders of the Warrants certain registration rights. The
                                    offer made hereby is intended to satisfy such  registra-
                                    tion rights.

Common Stock Outstanding After the
 Offering (1).....................  7,709,381 shares.

Use of Proceeds...................  Proceeds  to  the  Company  from  the  exercise  of  the
                                    Warrants will be used for general corporate purposes.

NASDAQ Symbol.....................  CHTT.

- ------------------------
(1) Assumes the exercise of all of the Warrants and that outstanding options granted to employees are not exercised.

                              RECENT DEVELOPMENTS

    On June 11, 1993, the Company paid the Special Dividend of $20.00 per share to holders of its Common Stock. In connection with its determination to declare the Special Dividend, the Company retained Houlihan, Lokey, Howard & Zukin, Inc. ("HLHZ") to conduct a valuation of the Company's assets and liabilities and to furnish an opinion to the Board in connection therewith. Under the Tennessee Business Corporation Act ("TBCA"), it is unlawful to make a distribution (including the cash distribution reflected by the Special Dividend) if, after giving effect to the transaction, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Based in part upon the valuation and opinion of HLHZ and in accordance with Section 48-16-401 of the TBCA, the Board determined prior to the declaration of the Special Dividend that (i) the fair saleable value of the Company's total assets would exceed the Company's stated liabilities including the amount, if any, that would be needed to satisfy the preferential rights of shareholders, (ii) the Company should be able to pay its debts as they become due in the usual course of business and (iii) the Company does not have unreasonable small capital to carry on its business as management has indicated it is now conducted and as it was proposed to be conducted following consummation of the Special Dividend transaction. Payment of the Special Dividend was contingent upon confirmation by HLHZ of such opinion on the date the Special Dividend was paid.

    In order to pay the Special Dividend and related fees and expenses, the Company borrowed approximately $97.0 million pursuant to the Old Credit Agreement with First Union National Bank of North Carolina ("First Union Bank") and a syndicate of banks. In addition to the loan proceeds, the Company sold 1,866,667 shares of its Common Stock to First Union Capital Partners, Inc., an affiliate of First Union Bank, for $7.50 per share, for an aggregate price of $14.0 million before offering expenses. The Company also used $4.75 million from the sale of certain investments and $1.0 million from available cash for the Special Dividend. The purpose of the Special Dividend was to provide shareholders with a substantial immediate return on their investment in the Common Stock, to enable shareholders to retain a significant ownership interest in the Company, to continue to share in its future growth prospects and to utilize leverage to achieve an earnings per share growth rate that is greater than if the Special Dividend transaction had not been effected.


    The payment of the Special Dividend effected a leveraged recapitalization of the Company that significantly increased indebtedness of the Company and created a shareholders' deficit. On the basis of management's forecast of operations at the time of the Special Dividend, which assumed that operating results would be unaffected by the Special Dividend except for increased interest expense, the earnings per share growth rate calculated from the first full year after the Special Dividend transaction would be greater than if the Special Dividend transaction had not occurred because the repayment of indebtedness reduces interest expense (and thus increases net income) over time. Management continues to expect that the growth rate will be higher than if the Special Dividend transaction had not occurred, although the rate of increase may be less than forecasted at the time of the Special Dividend as a result of the refinancing of indebtedness in June 1994 with the proceeds from the issuance of the Notes and the New Credit Agreement, which requires smaller principal payments and has higher interest rates than under the Old Credit Agreement.



    The funding of the Special Dividend resulted in a substantial negative balance in the Company's shareholders' equity and significantly increased the use of leverage in the Company's capital structure. The increase in debt has had several important consequences for the Company's financial position and results of operations, including a significant increase in interest expense and principal repayment obligations, which have required substantial amounts of cash. The amount and terms of the Company's debt and the resulting shareholders' deficit have limited the ability of the Company to effect additional debt financing. Since the Special Dividend transaction, the Company has refinanced its debt obligations with the proceeds from the issuance of the Notes, which has fixed the interest rate payable on a significant portion of the Company's indebtedness and reduced expenses related to amortization of debt, and the New Credit Agreement, which includes a $22.5 million working capital facility and a $12.5 million facility for future acquisitions. Moreover, the Company has completed two acquisitions that are anticipated to contribute toward future interest and debt repayments.


    During fiscal 1993, several factors adversely affected the Company's net sales and profits. First, factory shipments significantly trailed retail sales as measured by A.C. Nielsen reflecting inventory reductions at the trade level. Second, the Company's specialty chemicals division lost the Warner-Lambert Company ("Warner-Lambert") as a customer in July as a result of the reformulation of its Rolaids-Registered Trademark- product line. On an annualized basis, Warner-Lambert had accounted for approximately $4.0 million of the division's sales of DASC and recovered alcohol byproducts. Finally, unfavorable foreign currency exchange rate fluctuations adversely impacted sales and profits of the Company's international consumer products division.

    For the year ended November 30, 1993, the Company also recognized $5.5 million of pretax nonrecurring charges, a $480,000 (net of tax) extraordinary loss and a $569,000 net benefit from the cumulative effect of changes in accounting principles. The nonrecurring charges principally reflected the restructuring of the Company's international operations, a noncash expense related to the repricing of stock options undertaken as a component of the Special Dividend transaction and, to a lesser extent, a reduction in corporate staffing. The extraordinary loss related to the early extinguishment of debt was recognized in the first quarter of fiscal 1993. Finally, an expense of $731,000 (net of tax) and a benefit of $1.3 million were recorded pertaining to the adoption in 1993 of Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") and No. 109, "Accounting for Income Taxes" ("SFAS 109"), respectively.

    On May 12, 1994, the Company acquired Benzodent-Registered Trademark-, a topical oral analgesic, from The Procter & Gamble Company. The Benzodent business acquired consisted principally of trademarks and finished product inventories. Benzodent, a denture analgesic cream in an adhesive base, expands the Company's current specialty analgesic presence by complementing FLEX-ALL 454 and ICY HOT in the topical analgesics market and PAMPRIN and PREMSYN PMS in the menstrual analgesics category. The Company financed the purchase of Benzodent with borrowings under its Old Credit Agreement.

    On June 17, 1994, the Company acquired a license to the pHisoDerm-Registered Trademark- trademark in the United States, Canada and Puerto Rico (the "Territory"), together with certain other pHisoDerm related assets from Sterling. pHisoDerm is a unique line of specialty skin cleansers with annual sales in the Territory in excess of $10.0 million. Sterling will retain certain hospital and other institutional pHisoDerm sales in the Territory, the related pHisohex product line and all pHiso businesses outside the Territory. The purchase price for the license of pHisoDerm in the Territory and the other assets was $16.0 million. If net sales of pHisoDerm products in the United States only exceed (i) $10.0 million for the 12-month period beginning July 1, 1994 and ending June 30, 1995 or (ii) $11.0 million for either of the 12-month periods beginning July 1, 1995 and July 1, 1996, respectively, and ending June 30, 1996 and June 30, 1997, respectively, then within 45 days after the end of the applicable 12-month period with respect to which the applicable net sales threshold specified in (i) or (ii) above has been exceeded, the Company will pay Sterling $1.0 million for such year.

    Despite the high level of consumer awareness and broad distribution of Benzodent and pHisoDerm, sales of each product have declined over the past three years. The Company believes that this decline as it relates to pHisoDerm is primarily attributable to the decision by Sterling to cease all advertising with respect to pHisoDerm since 1991. In 1993, Benzodent and pHisoDerm had strong operating margins and market positions despite the relative lack of advertising and promotion expenditures by their owners. The Company intends to increase spending on advertising and promotion in an effort to increase each brand's sales and market share.

    Also on June 17, 1994, the Company sold Units consisting of $75.0 million aggregate principal amount of the Old Notes with the Warrants to purchase 417,182 shares of common stock at $7.15 per share to the Initial Purchaser and entered into the New Credit Agreement. The New Credit Agreement includes a $20.0 million term loan, a $22.5 million working capital facility and a $12.5 million facility for future acquisitions. The proceeds of the financings were used to fund the pHisoDerm acquisition and repay all existing indebtedness under the Old Credit Agreement, and will be used for working capital and to make additional acquisitions.

    The refinancing of the Old Credit Agreement with the issuance of the Notes and the Warrants and the proceeds from the New Credit Agreement has resulted in a reduction in annual debt service obligations and exposure to variable interest rates, although indebtedness under the New Credit Agreement will continue to be at variable rates, since the Notes provide for payments of interest only until maturity and bear interest at a fixed rate. Prior to maturity of the Notes on June 15, 2004, the Company will have to either refinance its obligations with respect to the Notes, sell assets or raise equity capital to repay the principal amount of the Notes, since the company does not currently expect to generate sufficient cash flow from operations to make the principal payment due at maturity on the Notes. Moreover, the Warrants obligate the Company to issue the underlying shares of common stock upon payment of the exercise price of $7.15 per share during the five year term regardless of the then prevailing market price of the Common Stock.

    On September 19, 1994, the Company completed the Exchange Offer in which the Notes, which were registered under the Securities Act, were issued in exchange for the Old Notes.

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SHOULD BE CAREFULLY CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

LEVERAGE AND DEBT SERVICE

    As of August 31, 1994, the Company's long-term debt was $103.1 million (including $2.5 million in current maturities) and the Company's shareholders' deficit was $31.2 million. The Company may incur additional indebtedness in the future, subject to certain limitations imposed by law and contained in the instruments governing its indebtedness. The Company will continue to be highly leveraged, although its annual debt service obligations and its exposure to variable interest rates was reduced as a result of the issuance of the Units.

    The degree to which the Company is leveraged could have important consequences to holders of the Warrants and Common Stock, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be limited or become impaired;
(ii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates; and (iii) such indebtedness contains and will contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

    The Notes will mature on June 15, 2004. The Company believes that it will generate sufficient cash flow from operations to be able to make the scheduled interest and principal payments under the New Credit Agreement and interest payments under the Notes, although the Company does not currently expect to generate sufficient cash flow from operations to make the principal payment due at maturity on the Notes. Accordingly, the Company will have to either refinance its obligations with respect to the Notes prior to maturity, sell assets or raise equity capital to repay the principal amount of the Notes. The Company's ability to make its principal payment under the Notes, sell assets or raise equity capital depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond its control. The Company's cash flow from its operations and borrowings have been sufficient to meet its historical obligations under substantially less indebtedness than has existed following the payment of the Special Dividend. There can be no assurance that the Company's cash flow from operations will continue to be sufficient or that future borrowing facilities or other sources of funds will be available for the payment or refinancing of the Notes or the Company's other indebtedness.

RESTRICTIVE COVENANTS

    The New Credit Agreement and the Indenture with respect to the Notes contain various operating covenants including, among others, restrictions on the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, and to sell or otherwise dispose of assets and merge or consolidate with another entity. The New Credit Agreement and the Indenture also require the Company to meet certain financial ratios and tests, including a minimum net worth test, a minimum fixed charge coverage ratio and a maximum leverage ratio. Any failure of the Company to comply with the covenants contained in the New Credit Agreement or the Indenture could result in an event of default under either the New Credit Agreement or the Indenture which could permit acceleration of the obligations thereunder and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. Other indebtedness of the Company could contain financial and other covenants more restrictive than those applicable to the Notes.

SHAREHOLDERS' DEFICIT

    Primarily as a result of the payment of the Special Dividend, shareholders' equity of the Company changed from approximately $58.6 million at November 30, 1992 to a deficit of approximately $31.2 million at August 31, 1994.

STATE LAW LIMITATIONS ON DISTRIBUTIONS

    Under the Tennessee Business Corporation Act, it is unlawful to make a distribution if, after giving effect to the transaction, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Distributions include any direct or indirect transfer of money or other property or incurrence of indebtedness by a corporation to or for the benefit of its shareholders in respect of any of its shares and may be in the form of a dividend, a purchase, redemption or other acquisition of shares, a distribution of indebtedness or otherwise. The Company presently intends to retain earnings to finance future growth, service indebtedness and for general corporate purposes and does not presently intend to pay dividends on its capital stock. The Indenture and the New Credit Agreement restrict the payment of distributions.

COMPETITION

    The OTC pharmaceutical and functional toiletry products markets in which the Company competes are highly competitive. The markets are characterized by the frequent introduction of new products, including the movement of prescription drugs to the OTC market, often accompanied by major advertising and promotional programs. The Company competes primarily on the basis of product quality, price, brand loyalty and consumer acceptance. The Company's competitors include other OTC pharmaceutical companies and large consumer products companies, many of which have considerably greater financial and marketing resources than the Company. The products offered by these companies are often supported by much larger advertising and promotional expenditures and are generally backed by larger sales forces. In addition, the Company's competitors have often been willing to use aggressive spending on trade promotions as a strategy for building  market  share  at  the expense  of  their  competitors,  including the
Company. The private label products have also become increasingly more competitive in certain of the Company's product categories. Another factor affecting the OTC pharmaceutical and toiletry products business is the consolidation of retailers and increasingly more competitive negotiations for access to shelf space.

    In the specialty chemicals division, the Company competes on the basis of product quality, technical service and price. In the principal markets currently served by the specialty chemicals division, there are a limited number of firms with which the Company competes.

GOVERNMENT REGULATION

    The Company's products are generally subject to governmental regulations, primarily those of the Federal Food and Drug Administration (the "FDA"). Certain of the Company's consumer products are regulated by the FDA as OTC drugs, with the rest of the products being regulated as "cosmetics." All such products must comply with FDA regulations governing the safety of the products themselves and the ingredients used in their manufacture. FDA regulations for all pharmaceuticals products also include requirements for product labeling and for adherence to "current good manufacturing practices."

    All of the Company's OTC drug products are regulated pursuant to the FDA's "monograph" system for OTC drugs. The monographs set out the active ingredients and labeling indications that are permitted for certain broad categories of OTC drug products, such as topical analgesics. Compliance with the monograph provisions means that the product is generally recognized as safe and effective and is not misbranded. Future changes in the monographs could result in the Company having to revise product labeling and formulations.

    The Company has supplied data to the FDA in connection with the OTC review process with respect to pyrilamine maleate, one of the three active ingredients used in the PAMPRIN and PREMSYN PMS products, to support the classification of pyrilamine maleate as a generally recognized safe and effective ingredient for menstrual relief products. Based on study results and marketing experience, the Company believes that further clinical testing of pyrilamine maleate may be required. Although the exact requirements of the final monographs cannot be predicted, it is possible that pyrilamine maleate will no longer be permitted to be indicated for relief from the "negative effects cluster," including tension and irritability. The Company has been actively monitoring the process and does not believe that its OTC drug brands will be materially adversely affected by the FDA review. The Company believes that any adverse finding by the FDA would likewise affect the Company's principal competitors in the menstrual product category.

    With regard to all of the Company's products, the FDA may revise applicable regulations or provide new interpretations of existing regulations which could necessitate product labeling changes, reformulation or other changes in the Company's products or the conduct of its business. While it is impossible to predict the impact of future FDA actions, to date the Company has not been adversely affected as a result of compliance with FDA or state regulations.

    In addition to the FDA regulations discussed above, the Company is subject to numerous other statutory and regulatory restrictions, including regulations relating to product packaging. As a result of an agreement with the Consumer Product Safety Commission, the Company will change the packaging of certain of its PAMPRIN products to child resistant packaging, even though there has been no consumer safety claims filed related to the current package. This change will take approximately one year to complete and will require new packaging equipment at a cost of approximately $500,000. The Company does not expect that the repackaging will materially adversely affect PAMPRIN's sales or the market share of that product generally.

    The Company is continually engaged in assessing compliance of its operations with applicable federal, state and local health, safety and environmental laws and regulations, including those pertaining to underground storage tanks, clean air rules and the likely designation of a site in the vicinity of the Company's manufacturing facility as a National Priorities List Superfund site.

PRODUCT LIABILITY AND INSURANCE

    An inherent risk of the Company's business is exposure to product liability claims brought by users of the Company's products or others. The Company has not had any material claims in the past ten years and is not aware of any material claims pending against the Company or its products. While the Company will continue to attempt to take what it considers to be appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. The Company, through HBA Insurance Limited, its captive insurance company subsidiary, maintains product liability insurance that it believes to be adequate; however, there can be no assurance that it will be able to retain its existing coverage or that such coverage will be cost-justified or sufficient to satisfy future claims, if any.

SEASONALITY

    During recent fiscal years, the Company's first quarter net sales and income have trailed the other fiscal quarters on average from 25% to 35% because of slower sales of international consumer products and the relative absence of promotional campaigns during this quarter.

DEPENDENCE ON SENIOR MANAGEMENT

    The Company's future performance will depend to a significant degree upon the efforts and abilities of certain members of senior management, in particular those of Zan Guerry, Chairman of the Board and Chief Executive Officer, and Robert E. Bosworth, Executive Vice President and Chief Financial Officer. The Company has recently restructured certain of its management responsibilities. As a result of this restructuring, the Company will become even more reliant on the services of Messrs. Guerry and Bosworth. The loss of the services of either of Messrs. Guerry or Bosworth could have an adverse effect on the Company.

VOLATILITY OF STOCK PRICE

    The trading price of the Common Stock could be subject to significant fluctuations in response to variations in the results of the Company's operations, its leveraged financial position, general trends in the consumer products industry and stock market conditions generally.

DIVIDEND POLICY

    The Company intends to retain its earnings, if any, for use in its operations and repayment of outstanding indebtedness and has no current intention of paying dividends to the holders of Common Stock.

                                USE OF PROCEEDS

    In the event that all of the currently outstanding Warrants are exercised, of which there can be no assurance, the Company will receive net proceeds of approximately $2.9 million. The net proceeds from exercise of the Warrants received by the Company will be considered uncommitted funds that may be used by the Company for general corporate purposes.

                              PLAN OF DISTRIBUTION

    The shares of Common Stock received pursuant to the exercise of Warrants may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Common Stock. Any person that resells Common Stock that were received by it for its own account pursuant to the exercise of Warrants and any person that participates in a distribution of Common Stock may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Common Stock and any commissions or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The Company has no arrangement or understanding with any broker or dealer to distribute the Common Stock received upon the exercise of Warrants.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each such person will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, rules 10b-6 and 10b-7, which may limit the timing and purchases and sales of the Common Stock by such persons. All of the foregoing may affect the marketability of the Common Stock.

    At the time a particular offer of Common Stock is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the selling holders of the Common Stock and any discounts, commissions or concessions allowed, reallowed or paid to dealers.

    Pursuant to the Registration Rights Agreement, the Company will pay substantially all of the expenses incident to the registration, offering and sale of the Common Stock pursuant hereto, other than commissions, discounts and allowances to underwriters, dealers or agents, which expenses are estimated to be $20,000. The Registration Rights Agreement provides for indemnification of persons engaged in the sale of the Common Stock and the Company to the extent permitted by law for losses, claims, damages, liabilities and expenses arising under certain circumstances and out of the registration of the Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized Common Stock of the Company consists of 20,000,000 shares of Common Stock, without par value, of which 7,292,199 shares are issued and outstanding as of July 29, 1994 and 1,000,000 shares of preferred stock, none of which are issued and outstanding. On that date there were approximately 638 record holders and an estimated 2,500 beneficial holders of shares of Common Stock.

    COMMON STOCK

    Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, if any. The holders of Common Stock are entitled to share ratably in any distribution to shareholders upon liquidation of the Company. The holders of Common Stock have no preemptive, conversion, registration or other subscription or conversion rights, and the Common Stock is not subject to further calls or assessments by the Company. The Common Stock currently outstanding is, and the Common Stock to be issued by the Company upon exercise of the Warrants will be, when issued, validly issued, fully paid and non-assessable.

    Holders of Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders and do not have cumulative voting rights in the election of directors. This means that the holders of a majority of the outstanding shares of Common Stock voting in an election of directors can elect all of the directors then standing for election, if they choose to do so.

    PREFERRED STOCK

    The Board of Directors has authority to divide the preferred stock into series and to fix the rate of dividend, whether shares may be redeemed, liquidation  preferences,  sinking  fund  provisions,  terms  and  conditions of conversion, voting rights, cumulative rights and any other designations pertaining to such shares not forbidden by law. Except as otherwise provided by law or by action of the Board of Directors, the entire voting power is vested exclusively in the Common Stock. Dividends on any outstanding shares of preferred stock must be declared and paid before any dividends on Common Stock. The issuance of the preferred stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company.

    CERTAIN CHARTER PROVISIONS

    The Company's Charter contains the following provisions which may have the effect of delaying or preventing a change of control of the Company: (i) the Charter provides that the Company's directors are divided into three classes, that only one class of directors is elected at each annual meeting and that each director is elected for a term of three years; (ii) the Charter provides that directors may be removed only for cause prior to the expiration of their terms; and (iii) the Charter requires that, in addition to any other vote ordinarily required by law, the affirmative vote of holders of not less than 75% of the outstanding shares of Common Stock shall be necessary to approve certain sales of Company assets, acquisitions, mergers, changes of control and other Business Combinations (as defined in the Company's Charter) unless the proposed Business Combination shall have been approved by a majority of the Continuing Directors (as defined in the Company's Charter) or certain measures designed to ensure that fair value is received by all shareholders are complied with. The provisions enumerated above may have the effect of deterring unsolicited acquisition proposals or delaying changes in control or management of the Company.

                             VALIDITY OF SECURITIES

    The validity of the securities offered hereby will be passed upon for the Company by Miller & Martin, Chattanooga, Tennessee. A. Alexander Taylor, II, a Director of the Company, is a partner in the law firm of Miller & Martin.

                                    EXPERTS

    The consolidated financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included or incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                              -------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----

Available Information..........................         iii
Incorporation of Certain Information by
 Reference.....................................         iii
Prospectus Summary.............................           1
Recent Developments............................           4
Risk Factors...................................           7
Use of Proceeds................................           9
Plan of Distribution...........................          10
Description of Capital Stock...................          10
Validity of Securities.........................          11
Experts........................................          11

                               -----------------

                                 417,182 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS
                               -----------------

                               February   , 1995

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    All amounts are estimates except the SEC registration fee.

SEC Registration fee...............................................  $   1,029
Accounting fees and expenses.......................................      2,500
Legal fees and expenses............................................      7,500
Printing and engraving expenses....................................      2,500
Miscellaneous......................................................      6,471
                                                                     ---------
    Total..........................................................  $  20,000
                                                                     ---------
                                                                     ---------

    The Company will bear all expenses shown above.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 14(1) of the Company's Amended and Restated Charter provides that no director of the Company shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for distributions in violation of Section 48-18-304 of the Tennessee Code Annotated.

    Section 14(2) of the Company's Amended and Restated Charter further provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (a "proceeding"), by reason of the fact that he or she is or was a director, officer or employee of the corporation or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter "indemnitee") whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Tennessee Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, or employee and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except with respect to proceedings to enforce a right to indemnification under Section 14(3) of the Company's Amended and Restated Charter, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. This right to indemnification includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition ("advancement expenses"); provided, however, that, if the Tennessee Business Corporation Act so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director, officer or employee shall be made only upon (i) delivery of written affirmation of the indemnitee's good faith belief that any applicable standard of conduct required by the Tennessee Business Corporation Act has been met, and (ii) delivery of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this paragraph or otherwise (an "undertaking").

    Under Section 14(3) of the Company's Amended and Restated Charter, if a claim is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If the indemnitee is successful in whole or in part in any such suit or in any suit brought by the Company to recover an advancement of expenses pursuant to the terms of the undertaking, the indemnitee shall be entitled to also be paid the expense of prosecuting or defending such a suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the corporation to recover an advancement of expenses pursuant to the terms of the undertaking the corporation shall be entitled to such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Tennessee Business Corporation Act, as amended. Neither the failure of the Company (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Tennessee Business Corporation Act, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has failed to meet the applicable standard of conduct or be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to indemnification or advancement expenses shall be on the Company.

    Section 14(2) further provides that the rights to indemnification and to the advancement of expenses conferred therein shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation's Amended and Restated Charter or Amended and Restated By-laws, agreement, vote of shareholders or disinterested directors or otherwise.

    Article II, Section 5 of the Company's By-Laws provides that any person made or threatened to be made a party to a suit or proceeding by reason of the fact that he or his intestate was, is, or shall be a director or officer or Audit Committee member of the Company or at the request of the Company a director or officer or Audit Committee member of another corporation controlled by the Company, shall be indemnified by the Company to the maximum extent and upon the conditions provided by the laws of the State of Tennessee, including Tennessee Code Annotated, Sections 48-1-407 through 48-1-411.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The  following  exhibits  are  filed as  a  part  of  this  Registration
Statement:

 EXHIBIT
  NUMBER                                       DESCRIPTION OF EXHIBIT                                      REFERENCES
- ----------  --------------------------------------------------------------------------------------------  -------------
      4     Restated Charter of Chattem, Inc.                                                                      (1)
            Amended and Restated By-Laws of Chattem, Inc.                                                          (2)
      5     Opinion of Miller & Martin                                                                             (4)
            Warrant Registration Rights Agreement dated June 17, 1994 between Chattem, Inc. and Kidder,
             Peabody & Co., Incorporated                                                                           (3)
     24     Consent of Independent Public Accountants
            Consent of Miller & Martin (included in opinion filed as Exhibit 5)

    References:

    Previously filed as an exhibit to and incorporated by reference from:

      (1)  Form 10-K for the year ended November 30, 1992.
      (2)  Form 10-K for the quarter ended November 30, 1993.
      (3)  Form S-2 Registration Statement (No. 33-80770).
      (4)  Form S-3 Registration Statement (No. 33-85348)

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to provisions described in Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned Company hereby undertakes (1) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes that it (1) shall file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on February 6, 1995.


                                          CHATTEM, INC.

                                          By:       /s/ ROBERT E. BOSWORTH

                                             -----------------------------------
                                                     Robert E. Bosworth
                                                  EXECUTIVE VICE PRESIDENT

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                        TITLE                             DATE
- ---------------------------------------------  ---------------------------------------------  -------------------

                    /s/ ZAN GUERRY             Chairman of the Board
     -----------------------------------        of Directors and President                    February 6, 1995
                 Zan Guerry                     (principal executive officer)

                                               Executive Vice President,
              /s/ ROBERT E. BOSWORTH            Chief Financial Officer
     -----------------------------------        and Director (principal                       February 6, 1995
             Robert E. Bosworth                 financial officer)

              /s/ ROBERT M. BOYD, JR.
     -----------------------------------       Director                                       February 6, 1995
             Robert M. Boyd, Jr.

                /s/ LOUIS H. BARNETT*
     -----------------------------------       Director                                       February 6, 1995
              Louis H. Barnett

               /s/ RICHARD E. CHENEY*
     -----------------------------------       Director                                       February 6, 1995
              Richard E. Cheney

               /s/ FRANCIS L. CAPERS*
     -----------------------------------       Director                                       February 6, 1995
              Francis L. Capers

     -----------------------------------       Director                                       , 1995
           Scott L. Probasco, Jr.

                  SIGNATURE                                        TITLE                             DATE
- ---------------------------------------------  ---------------------------------------------  -------------------

                /s/ SAMUEL E. ALLEN*
     -----------------------------------       Director                                       February 6, 1995
               Samuel E. Allen

           /s/ A. ALEXANDER TAYLOR, II
     -----------------------------------       Director                                       February 6, 1995
           A. Alexander Taylor, II

        *By:      ROBERT E. BOSWORTH
        --------------------------------                                                      February 6, 1995
               Robert E. Bosworth
              ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

                                                                                                          SEQUENTIALLY
                                                                                                            NUMBERED
 EXHIBITS                                                                                                     PAGE
- -----------                                                                                               -------------
      24     Consent of Independent Public Accountants